EXHIBIT 10.4

Dated 12 October 2005

BETWEEN

PREGIS CORPORATION

as the Pledgor

AND

CREDIT SUISSE

as the Security Agent

SENIOR PLEDGE AGREEMENT

THIS AGREEMENT is made

BETWEEN:

1)	PREGIS CORPORATION, a corporation incorporated in the State of Delaware, with registered office at Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, United States of America, registered under the U.S federal tax id number 20-3103585, hereinafter referred to as the “Pledgor”; and

2)	CREDIT SUISSE, Cayman Islands Branch, having its registered office Eleven Madison Avenue New York, New York 10010, United States of America, hereinafter referred to as the “Security Agent” or the “Pledgee”;

AND IN THE PRESENCE OF

3)	Pregis (Luxembourg) Holding Sàrl, a société à responsabilité limitée incorporated under Luxembourg law, with registered office at 9, rue Schiller, L-2519 Luxembourg (Grand Duchy of Luxembourg), having a share capital of EUR 822,500.- and registered with the Luxembourg trade and companies register under number B 110 438, hereinafter referred to as the “Company”.

WHEREAS

A.	Pursuant to a Credit Agreement (as defined below) the Lenders (as defined in the Credit Agreement) have agreed to make available to the Borrower certain term loan and revolving credit facilities (the “Facilities”, each time as defined in the Credit Agreement);

B.	It is a condition precedent to the Lenders making available the Facilities that the Pledgor enters into this Pledge Agreement in order to secure payment and discharge of the Secured Obligations (as defined below);

C.	In consideration of the above, the parties have agreed to enter into and execute this Pledge Agreement on the following terms:

THE PARTIES AGREE AS FOLLOWS:

1.	DEFINITIONS AND INTERPRETATION

1.1	Interpretation

In this Pledge Agreement, unless the context otherwise requires:

(a)	a reference to a person is, where relevant, deemed to be a reference to or to include, as appropriate, their respective successors, permitted assignees or transferees;

(b)	references to Clauses and Schedules are references to, respectively, Clauses of and Schedules to this Pledge Agreement and references to this Pledge Agreement include its Schedules;

(c)	a reference to any agreement (including without limitation, any of the Loan Documents), is to be construed as a reference to that agreement as it may from time to time be amended,

varied, supplemented, restated or novated but excluding for this purpose any amendment, variation, supplement or modification which is contrary to any provision of any of the Loan Documents;

(d)	a reference to a law or statutory instrument or any provision thereof is to be construed as a reference to that law or statutory instrument or such provision thereof as the same may have been, or may from time to time hereafter be, amended or re-enacted;

(e)	a time of day is a reference to Luxembourg time (unless otherwise specified);

(f)	the headings in this Pledge Agreement are inserted for convenience only and are to be ignored in construing this Pledge Agreement;

(g)	words importing the plural shall include the singular and vice versa; and

(h)	unless otherwise defined in this Pledge Agreement words and expressions defined in the Credit Agreement shall bear the same meanings when used in this Pledge Agreement.

1.2	Definitions

When used in this Pledge Agreement:

“Business Day” means a day, other than a Saturday or Sunday, on which banks are open to the public in Luxembourg-City and New-York City.

“Convertible Preferred Equity Certificates” or “CPEC” means (i) the convertible preferred equity certificates issued by the Company and listed in Schedule A, and (ii) the convertible preferred equity certificates representing sixty-six (66) percent of any convertible preferred equity certificates to be issued by the Company after the date hereof and held at any moment by or for the account of the Pledgor.

“Credit Agreement” means the credit agreement dated 12 October 2005, as amended and restated from time to time, made between (inter alios), Pregis Corporation as Borrower, Pregis Holding II Corporation as Parent, the Subsidiary Guarantors named therein, the Lenders, Issuing Bank and Swing Line Bank,, Credit Suisse as Collateral Agent and Administrative Agent and Lehman Brothers Inc. as Syndication Agent (as defined in the Credit Agreement).

“Debtor” means the Company as debtor of the Receivables.

“Default Rate” means the rate of default interest specified in Section 2.07 (b) of the Credit Agreement.

“Discharge Date” means the latest to occur of (A) the payment in full in cash of the Secured Obligations, (B) the Termination Date and (C) the termination or expiration of all Letters of Credit and all Secured Hedge Agreements.

“Enforcement Event” means an Event of Default as defined in Article VI of the Credit Agreement.

“First Lien Security Agreement” means the agreement, in the agreed terms, entered into on 12 October 2005 between the Grantors named therein and Credit Suisse acting as Collateral Agent.

“Promissory Notes” means the promissory notes, in the agreed terms, issued on 12 October 2005 by Pregis (Luxembourg) Holding Sàrl as Maker and in favour of Pregis Corporation as Payee.

“Pledge” means the pledges created by this Pledge Agreement.

“Receivables” means all receivables in connection with the CPEC including any interest thereon.

“Registers” means the shareholders’ register and the CPEC’s register of the Company.

“Related Rights” means any dividend or other distribution paid or payable in relation to any Shares and any rights, moneys or property accruing or offered at any time in relation to any Shares by way of redemption, substitution, exchange, bonus or preference, under option rights or otherwise.

“Secured Obligations” has the meaning ascribed to such term in the Credit Agreement.

“Security Assets” means the Shares, the Related Rights, the Receivables, CPEC and the debt evidenced by the Promissory Notes as well as the rights of the Pledgor under the Promissory Notes.

“Security Period” means the date commencing on the date of this Pledge Agreement and ending on the Discharge Date.

“Shares” means all (i) the shares issued by the Company and listed in Schedule B, and (ii) the shares representing sixty-six (66) percent of the shares to be issued after the day thereof by the Company and held at any moment by or for the account of the Pledgor.

“Voting Rights” means the voting rights in relation to any of the Shares.

2.	PLEDGE

The Pledgor hereby pledges in favor of the Pledgee, who accepts, for the benefit of itself and the other Secured Parties (as defined in the First Lien Credit Agreement), as security for the Secured Obligations, all the Security Assets that belong or will belong to the Pledgor.

The Pledge shall not be affected by the unused committed credit facility(ies) or temporary repayment of the credit facility(ies) nor by the partial fulfilment of the obligations under the Loan Documents.

Subject to Clause 16, the Pledge remains in full force and effect until the expiry of the Security Period.

It is expressly agreed between the Parties to this Pledge Agreement that all rights and claims of the Pledgee under this Pledge Agreement shall not be affected or discharged if the Pledgee or any of the other Secured Parties should agree to defer payments, to release any collateral given or to be given, to release Guarantors from their liability under their guarantee, or to conclude arrangements of whatsoever kind with the Pledgor or any other Secured Party.

The rights, powers and discretions of the Pledgee or the other Secured Parties herein are additional to and not exclusive of those provided by law, by any agreement with or any security in favor of the Pledgee or the other Secured Parties.

3.	DISPOSSESSION

3.1	Shares and CPEC

The Parties hereto agree that, for the dispossession requirement, all the Shares and all the CPEC shall be transferred to the Pledgee by registration in the Registers on the page of the Pledgor.

All registered Shares and CPEC and held, now or at any moment hereafter, by the Pledgor shall be TRANSFERRED AS SECURITY to the Pledgee and registered as such in the Registers, in compliance with Article 5 (2) (c) of the law of 5 August 2005 on financial collateral arrangements.

The Pledgor undertakes to deliver evidence to the Pledgee of the registration of the Shares and the CPEC as a security in the Registers by way of an extract of the Registers evidencing the pledged Shares, the pledged CPEC in favour of the Pledgee by (i) fax on the date of the Pledge Agreement and (ii) registered mail within five Business Days of the date of the Pledge Agreement and (iii) fax on the date of any issue of further Shares and/or CPEC and (iv) registered mail within five Business Days of the date of any issue of further Shares and/or CPEC.

3.2	Receivables

The Parties hereto agree that, for the dispossession requirement, in compliance with Article 114 (3) of the Luxembourg Code of Commerce, the creation of the pledge on the Receivables under the CPEC shall be deemed notified to the Debtor by its acknowledgement and acceptance of this Pledge Agreement.

3.3	Rights of the Pledgor under the Promissory Notes

The Parties hereto agree that, for the dispossession requirement, in compliance with Article 5 (2) d) of the law of 5 August 2005 on financial collateral arrangements, the Pledgor shall proceed to the endorsement of each Promissory Note by using the following wording:

“For the purpose of Article 5 (2) d) of the law of 5 August 2005 on financial collateral arrangements, and pursuant to a pledge agreement dated [date] all rights owned by the Payee under this Promissory Note have been pledged in favour of Credit Suisse, acting as Security Agent.”

3.4	Implementation of the dispossession

The Parties grant all powers to any lawyer of Oostvogels Pfister Roemers, attorneys-at-law, to (i) record the pledge of the shares issued by the Company as provided for in this Pledge Agreement in the Company’s shareholders register, (ii) to record the pledge of the CPECs as provided for in this Pledge Agreement in the CPECs register and (iii) to endorse the pledge of the rights of the Pledgor under the Promissory Notes as provided for in this Pledge Agreement.

4.	RIGHTS ATTACHED TO THE PLEDGED SHARES

4.1	Dividends

Prior to the occurrence of an Enforcement Event all dividends or any other distributions (including by way of reduction of share premium) permitted under the Loan Documents in respect to the Shares will be distributed to the Pledgor and not to the Pledgee.

After the occurrence of an Enforcement Event all dividends or any other distributions (including by way of reduction of share premium) permitted under the Loan Documents in respect to the Shares shall be distributed to the Pledgee.

4.2	Voting Rights

Prior to the occurrence of an Enforcement Event the Pledgor will be entitled to exercise the Voting Rights attached to the Shares, provided that it shall not exercise those Voting Rights in contravention of any term of any Loan Document or in any manner which could reasonably be expected to have a Material Adverse Effect.

The Pledgee shall be entitled after the occurrence of an Enforcement Event, to exercise the Voting Rights in accordance with the provisions of article 9 of the law of 5 August 2005 on financial collateral arrangements in any manner the Pledgee deems fit for the purpose of protecting and/or enforcing its rights hereunder, including, as the case may be, for the purpose of Article 189 of the law of 10th August, 1915 concerning commercial companies. The Pledgor shall do whatever is necessary in order to ensure that the exercise of the Voting Rights in these circumstances is facilitated and becomes possible for the Pledgee, including the issuing of a written proxy in any form or any other document that the Pledgee may reasonably require for the purpose of the exercising the Voting Rights. After the occurrence of an Enforcement Event, all rights of the Pledgor to exercise the Voting Rights shall cease.

To the extent provided by the First Lien Security Agreement, the Pledgor hereby expressly acknowledges that the Pledgee shall be authorised to exercise the Voting Rights attached to the Shares in any manner necessary or useful for the purposes of ensuring the complete satisfaction of the Secured Obligations.

5.	LIABILITIES

It is expressly agreed that, notwithstanding anything to the contrary herein contained, the Pledgor shall remain liable to observe and to perform all of the conditions and obligations assumed by it in respect of this Pledge and the Pledgee shall be under no obligation or liability by reason of or arising out of this Pledge, other than its gross negligence or wilful misconduct, except for the obligation to release the Pledge over the Security Assets after the expiry of the Security Period or as provided for in the Loan Documents.

The Pledgee shall not be required in any manner to perform or fulfil any obligations of the Pledgor in respect of the Security Assets or to make any payment, or to make any enquiry as to the nature or sufficiency of any payment received by them, or to present or file any claim or take any other action to collect or enforce the payment of any amount to which the Pledgor may have been or to which it may be entitled hereunder at any time.

6.	SPECIAL COVENANT TO PAY

The Pledgor hereby, as primary obligor and not merely as surety, covenants with the Pledgee (as agent and trustee as aforesaid) that it will pay or discharge the Secured Obligations on the due date therefore in the manner provided in the relevant Loan Document(s). Any amount not paid hereunder when due shall bear interest, within the limits of Article 1154 of the Luxembourg Civil Code, (before as well as after judgement and payable on demand) at the Default Rate from time to time from the due date until the date such amount is unconditionally and irrevocably paid and discharged in full, save to the extent that interest at such rate on such amount for such period is charged pursuant to the relevant Loan Document(s) and itself constitutes a Secured Obligation.

7.	RIGHTS OF THE PLEDGEE

Until the expiry of the Security Period or the release of the Pledge hereunder, pursuant to Clause 16, the Pledgor shall not, after a claim has been made or by virtue of any payment made, security realised or moneys received hereunder for or on the account of the liabilities of any other party:

(i)	be subrogated to any rights, security or moneys held, received or receivable by the Pledgee or be entitled to any right of contribution or indemnity; or

(ii)	claim, rank, prove or vote as a creditor of any party for its estate in competition with the Pledgee;

(iii)	receive claims or have the benefit of payments, distributions or security from or on account of any party, or exercise any rights of set off as against such other party, other than as permitted by the Credit Agreement or hereunder.

Any release, discharge or settlement between the Pledgor and the Pledgee shall be conditional upon no security disposition or payment to the Pledgee or any other Secured Party being void or set aside or ordered to be refused and if such condition shall not be fulfilled, the Pledgee shall be entitled to enforce the security created by this Pledge Agreement as if such release, settlement or discharge had not occurred and any such payment had not been made.

To the extent provided by the First Lien Security Agreement, the Pledgee shall not be responsible for any loss occasioned by the timing of the exercise of its powers under this Pledge Agreement other than as a direct result of its gross negligence or wilful misconduct.

8.	RIGHTS OF THE PLEDGOR

Until the occurrence of an Enforcement Event, the Parties hereto agree that any distributions permitted under the Loan Documents with respect to the CPEC, Receivables and Promissory Notes will be distributed to the Pledgor and not to the Pledgee.

Prior to the occurrence of an Enforcement Event the Pledgor will be entitled to exercise the rights attached to the CPECs and the Receivables, provided that it shall not exercise those rights in contravention of any term of any Loan Document or in any manner which could reasonably be expected to have a Material Adverse Effect.

After the occurrence of an Enforcement Event all distributions permitted under the Loan Documents with respect to the CPEC, Receivables and Promissory Notes shall be distributed to the Pledgee.

The Pledgor will not be entitled to transfer the Security Assets during the Security Period except as permitted under the terms of the Loan Documents.

9.	REPRESENTATIONS, WARRANTIES, GENERAL RESTRICTIONS AND OBLIGATIONS

9.1	Representations and warranties

To whom made

The Pledgor makes the representations and warranties set out in this Article 9 to the Secured Parties.

Matters represented

(i)	It and/or its nominee is and will remain the sole owner of the Security Assets.

(ii)	It has not transferred, assigned, pledged or in any way encumbered except in favour of the Security Agent the Security Assets or any rights relating thereto other than pursuant to this Pledge Agreement or as permitted under the Credit Agreement.

(iii)	Subject to any perfection requirement other than that considered under clause 3 hereof in connection with the Pledge of the Promissory Notes, this Pledge constitutes a valid security interest over the Security Assets and subject to statutory liens mandatorily preferred by law, is not subject to any prior or pari passu encumbrances.

(iv)	Save as permitted by the Loan Documents, it will not take any action whereby the rights attaching to the Security Assets are altered or diluted excluding for the avoidance of doubt the rights to dividend or other distributions including by way of share premium reduction permitted by the Loan Documents.

(v)	The Shares are fully paid and neither the Security Assets nor the Related Rights are subject to any options to purchase or similar rights of any person.

(vi)	The pledged debt pledged by the Pledgor hereunder has been duly authorized, authenticated or issued and delivered, is the legal, valid and binding obligation of the Company thereof (except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by equitable principles relating to enforceability), is evidenced by one or more promissory notes and is not in default.

(vii)	The Company has its place of principal management and its centre of main interests in Luxembourg and has no establishment abroad, in each case as such terms are defined in Council Regulation (EC) n° 1346/2000 of 29 May 2000 on insolvency proceedings or domestic Luxembourg law.

(viii)	To the extend that the Company has established its registered office with a third party, the Company is in compliance with the law dated 31 May 1999 on the domiciliation of companies providing certain requirements for companies having established their registered office with a third party.

Times for making representations and warranties

The representations and warranties set out in this Article 9:

a)	will survive the execution of each Loan Document and the making of each utilisation under the Loan Documents; and

b)	are made on the date hereof and are deemed to be repeated on each day during the Security Period on which any of the representations and warranties set out in the Loan Documents are repeated, with reference to the facts and circumstances then existing.

9.2	General restrictions and obligations:

Except in accordance with the terms of the Credit Agreement or of this Pledge Agreement or with the written consent of the Pledgee, the Pledgor shall not, until the expiry of the Security Period or the total release of the Pledge:

(a)	permit any person other than itself, the Pledgee or the Pledgee’s nominee to be registered as holder of the Shares or of any part thereof; or

(b)	create or permit to be outstanding any pledge over all or any of the Security Assets other than the Pledge created hereby; or

(c)	sell, transfer, assign, lease, hire out, lend or otherwise dispose of any of the Security Assets or permit any person to do any such thing; or

(d)	do or cause or permit to be done anything which may in any way depreciate, jeopardise or otherwise prejudice the value or marketability of any of its Security Assets in any material respect.

10.	ENFORCEMENT

Following the occurrence of an Enforcement Event, the Pledgee shall be entitled to enforce the Pledge in the most favourable manner provided for by Luxembourg law. In particular, the Pledgee shall be authorized to:

•	proceed to a private sale or appropriation of Security Assets in accordance with applicable legal provisions, and/or

•	demand payment, transfer and delivery of the Security Assets and off-set the latter in view to satisfy the Secured Obligations, and/or

•	proceed to the sale of the Security Assets on the stock exchange by public auction and by a public officer.

In case of a private appropriation of the Security Assets, the Security Assets shall be valued at market value, at the expense of the Pledgor, by an independent expert appointed by the parties hereto. Such Expert shall be an independent finance professional with sufficient experience in valuing the type of Security Asset under consideration. In the absence of agreement of the parties within 8 Business Days after the notification by the Pledgee to the Pledgor of its intention to privately appropriate the Security Assets, the Pledgee shall be entitled to request either from the President of the Luxembourg Institut des Réviseurs d’Entreprises or from the President of the Luxembourg district court, sitting in commercial matters, the appointment of such an expert.

The Pledgee shall apply the proceeds of the sale or realisation in paying the costs of that sale, disposal or realisation and in or towards the discharge of the Secured Obligations, in accordance with the terms of the Loan Documents.

With respect to pledged movable assets other than movable assets listed on the Luxembourg Stock Exchange or on a foreign stock exchange or negotiated on a regulated market recognised and open to the public, the Pledgee may sell the pledged movable assets on the stock exchange by public auction and by a public officer (as provided for by law).

With respect to Receivables, the Pledgee may enforce the Pledge by requesting payment from the Debtor to the Pledgee.

With respect to the Promissory Notes, at first demand of the Pledgee, the Pledgor shall remit forthwith the Promissory Notes to the Pledgee.

In compliance with Article 12 of the law of 5 August 2005 on financial collateral arrangements, upon a sale of the Shares in accordance with Clause 10 and as far as legally required and permitted, the general meeting of shareholders of the Company (a copy of the minutes of such meeting being enclosed substantially set out in the form of Schedule C) shall decide that the Security Agent and any affiliated company of the Security Agent as shown in the most recent consolidated balance sheet of the Security Agent, (“the Affiliate”), any successor or assignee to the Security Agent pursuant to Article 12 hereof and any other purchaser (together “the Purchasers”) are accepted as shareholder of the Company, in case the Security Agent or a purchaser buy, appropriate or acquire or are attributed the Shares in any way (including as the result of a public auction).

The Pledgor further confirms that it has also decided, in as far as legally required and permitted, to accept any new shareholder who would acquire the Shares as the result of an enforcement of the Pledge over the Shares.

All moneys received from time to time by the Security Agent shall, after an Enforcement Event, subject to the discharge of any liabilities which have priority to the Secured Obligations be applied as follows:

(i)	in the payment of all costs, charges, losses, liabilities and expenses of and incidental to the enforcement and the exercise of any receiver’s or the Security Agent’s rights as the case may be, including all outgoings properly paid by the receiver and/or the Security Agent and liabilities incurred by the receiver and/or the Security Agent as a result of such exercise;

(ii)	in or towards discharge of the Secured Obligations in accordance with the Credit Agreement; and

(iii)	in payment of any surplus to the Pledgor or other person entitled thereto.

The Pledgor shall indemnify the Pledgee, every independent expert and every attorney appointed pursuant hereto in respect of all liabilities and reasonable expenses incurred by the Pledgee, any such independent expert or any such attorney, in the execution of any rights, powers or discretions vested in the Pledgee or any such attorney pursuant hereto, save for liabilities and expenses arising from the gross negligence or wilful misconduct of the Pledgee or any such attorney.

To the extent provided by the First Lien Security Agreement, the Pledgee shall not be liable for any losses arising in connection with the exercise of any of its rights, powers or discretions hereunder save for liabilities and expenses arising from the gross negligence or wilful misconduct of the Pledgee.

In particular but not only, Paragraph 3 Article 12 of the law of 5 August 2005 on financial collateral arrangements shall apply to any enforcement of this Pledge by the Pledgee.

11.	PARTIAL ENFORCEMENT

Subject to Clause 10 (Enforcement), the Pledgee shall have the right to request enforcement of the Pledge over all or part of the Security Assets in its absolute discretion. No action, choice or absence of action in this respect, or partial enforcement, shall in any manner affect the security interest/pledge created hereunder over the Security Assets, as it then shall be (and in particular those Shares which have not been subject to enforcement). The Pledge shall continue to remain in full and valid existence until full enforcement, discharge or termination hereof, as the case may be.

12.	SECURITY AGENT

In all matters in connection with or in relation to or concerning this Pledge Agreement and all transactions, matters and things contemplated by this Pledge Agreement, the Secured Parties shall act through the Pledgee, or any successor appointed as Collateral Agent in accordance with Article VII of the Credit Agreement.

The Pledgor undertakes to pay to the Pledgee the amount of the Secured Obligations on the respective due date thereof. Without prejudice to the right of the other Secured Parties, the Pledgee shall consequently be the obligee of the Pledgor with respect to the Secured Obligations and shall be entitled in its own name to claim performance thereof, and there shall be “solidarité active” between the Pledgee and the Secured Parties.

The provisions of the Credit Agreement and this Pledge Agreement shall be deemed to embody the agreement thereto. The Pledgee shall administer the rights of the Secured Parties.

The Pledgee may employ agents and attorneys in fact in connection therewith.

Upon the acceptance of any appointment as Collateral Agent by a successor Collateral Agent under the Credit Agreement, that successor Collateral Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Security Agent as the Security Agent under this Pledge Agreement, and the retiring or removed Security Agent shall promptly (a) assign and transfer to such successor Security Agent all of its right, title and interest in and to this Pledge Agreement and the Shares and the Related Rights, and (b) execute and deliver to such successor Security Agent such assignments and amendments and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Security Agent of the Pledge created hereunder, whereupon such retiring or removed Security Agent shall be discharged from its duties and obligations under this Pledge Agreement. After any retiring or removed Security Agent’s resignation or removal as Security Agent, the provisions of this Pledge Agreement shall inure to its benefit as to any actions taken or omitted to be taken by it under this Pledge Agreement while it was Security Agent hereunder.

13.	COSTS, EXPENSES, TAXES, DUTIES AND SIMILAR CHARGES

The Pledgor will bear all reasonable costs, expenses, taxes, duties and similar charges which will be incurred by the Pledgor and/or the Pledgee by virtue of this Pledge Agreement, now or in the future, including all costs of perfection, including without limitation any costs of registration and notification, even to foreign countries, and including all court and legal expenses arising out of the enforcement of their rights.

The Pledgor undertakes to reimburse the Pledgee with respect to such reasonable costs, expenses, taxes, duties and similar charges in accordance with the Loan Documents.

14.	DELEGATION

The Pledgee may at any time and from time to time delegate by power of attorney or in any other manner to any properly qualified person or persons all or any of the powers, authorities and discretions which are for the time being exercisable by the Pledgee under this Pledge Agreement in relation to the Security Assets or any part thereof. Any such delegation may be made upon such terms (including power to sub-delegate) and subject to such regulations as the Pledgee may think fit.

15.	FURTHER ASSURANCES

The Pledgor shall at its own expense execute and do all such assurances, acts and things as the Pledgee may reasonably require for perfecting or protecting the security intended to be created hereby over the Security Assets or any part thereof or for facilitating (if and when this security becomes enforceable) the realisation of the Security Assets or any part thereof and in the exercise of all powers, authorities and discretions vested in the Pledgee over the Security Assets or any part thereof or in any such delegate or sub-delegate as aforesaid, PROVIDED THAT such further assurances shall not create a class or type of security other than that expressed to be created by this Pledge Agreement or permitted by the terms of this Pledge Agreement or as required by Luxembourg law. To that intent, the Pledgor shall in particular execute all transfers, conveyances, assignments and assurances of such property whether to the Pledgee or to its nominees and give all notices, orders and directions and make all registrations which the Pledgee may reasonably think expedient.

16.	RELEASE

The Pledge created hereby shall be released at the request and cost of the Pledgor upon the expiry the Security Period or otherwise in relation to assets the disposal of which is permitted by the Credit Agreement.

17.	AMENDMENTS AND WAIVERS

This Pledge Agreement may not be waived, changed, modified or discharged orally, but only by an agreement in writing signed by the Parties hereto.

18.	SEVERALITY

If a provision of this Pledge Agreement becomes illegal, invalid, or unenforceable in any jurisdiction, that shall not affect:

(a)	the validity or enforceability in that jurisdiction of any other provisions of this Pledge Agreement; or

(b)	the validity or enforceability in other jurisdictions of that or any other provision of this Pledge Agreement.

If any provision of this Pledge Agreement is or becomes prohibited or unenforceable in any jurisdiction, that shall not affect the validity or enforceability of any other provisions hereof or affect the validity or enforceability of such provision in any other jurisdiction. The prohibited or unenforceable provisions shall be replaced by new provisions reflecting the initial intention of the contracting parties.

19.	ORIGINAL COPIES

This Pledge Agreement is executed in as many original copies as parties and each party to this Pledge Agreement declares having received one original copy.

20.	NOTICES

All notices or other communications under or in connection with this Pledge Agreement shall be given in writing, by fax or by registered letter. In case of notices by fax, the transmission report shall constitute conclusive evidence of receipt of the notification and of the contents of such notification.

All notices from the Pledgee to the Pledgor shall be validly made to the last known address of the Pledgor.

A notice given in accordance with the above but received on a day that is not a Business Day or after business hours in the place of receipt will only be deemed to be received on the next Business Day.

The addresses of each Party to this Pledge Agreement for all notices under or in connection with this Pledge Agreement are:

In relation to the Pledgor :		PREGIS CORPORATION
	Attn.:	General Counsel c/o AEA Investors LLC
	Address	Park Avenue Tower 65 East 55th Street New York, NY 10022 United States of America

	Fax	(212) 702-0518

In relation to the Pledgee :		Crédit Suisse
	Attn.:	Agency Group/John Burke
	Address	One Madison Avenue
New York, NY 10010

	Fax	(212) 325-8304

or any other address notified by a party to this Pledge Agreement for this purpose to the other parties to this Pledge Agreement by not less than five Business Days’ notice.

The notice periods mentioned in this Pledge Agreement start to run up from the receipt of the notification.

21.	LANGUAGE

Any notice given under or in connection with this Pledge Agreement shall be in English.

All other documents provided under or in connection with this Pledge Agreement shall be in English, or if not English, accompanied with a certified English translation and, in this case, the English translation shall prevail unless the document is a statutory or other official document.

22.	JURISDICTION

Exclusive jurisdiction is granted to the Courts of Luxembourg City (Grand Duchy of Luxembourg) and any claims arising under the present Pledge Agreement must be submitted to the Courts of Luxembourg City.

23.	GOVERNING LAW

This Pledge Agreement (and any dispute, controversy, proceedings or claims of whatever nature arising out of or in any way relating to this Pledge Agreement) shall be exclusively governed by and construed in all respects in accordance with Luxembourg law.

This Pledge Agreement has been entered into on the date stated at the beginning of this Pledge Agreement.

/s/ Kevin J. Corcoran		/s/ Judith E. Smith
PREGIS CORPORATION		Credit Suisse, Cayman Islands Branch
By:	Kevin J. Corcoran	By:	Judith E. Smith
Title:	Chief Financial Officer	Title:	Director

/s/ David Dodd
Credit Suisse, Cayman Islands Branch
		By:	David Dodd
		Title:	Vice President

By signing hereunder for acceptance, the Company acknowledges and accepts the existence of this Pledge Agreement and the security interest created hereunder over the Shares, the Receivables and the CPEC for the purposes of Article 114 (3) of the Luxembourg Code of Commerce, take notice of the terms thereof, and undertakes to duly register forthwith this Pledge in the Registers.

/s/ Thomas J. Pryma
Pregis (Luxembourg) Holding Sàrl
By:	Thomas J. Pryma
Title:	President

SCHEDULE A

List of the CPEC

One million three hundred thirty-four thousand nine hundred sixty-nine (1,334,969) CPECs, numbered 1 to 1,334,969, as stated in the CPEC Register of Pregis (Luxembourg) Holding S.à r.l., a private limited liability company duly incorporated under the laws of the Grand Duchy of Luxembourg, registered with the Luxembourg Register of Commerce and Companies under section B, number 110438, and having its registered seat at 9, rue Schiller, L-2519 Luxembourg issued on 12 October 2005.

SCHEDULE B

List of the Shares

Twenty-one thousand seven hundred fourteen (21,714) shares, numbered 1 to 21,714, as stated in the Shares Register of Pregis (Luxembourg) Holding S.à r.l., a private limited liability company duly incorporated under the laws of the Grand Duchy of Luxembourg, registered with the Luxembourg Register of Commerce and Companies under section B, number 110438, and having its registered seat at 9, rue Schiller, L-2519 Luxembourg

SCHEDULE C

Model Shareholders’ resolution

WRITTEN RESOLUTION OF THE SHAREHOLDER

OF [name Company]

(the “Company”)

The undersigned, [Name Pledgor], (the “Undersigned”) being the holder of all shares, as defined in the Senior Pledge Agreement (the “Share Pledge Agreement”) dated 12 October 2005, hereby:

•	Notes Articles 189 and Article 193 of the Luxembourg law of 10th August 1915.

•	Notes Article 12 of the law of 5 August 2005 on financial collateral arrangements

•	Notes, expresses his approval to the text of the proposed resolution, votes in favour of and resolves as follows:

SOLE RESOLUTION

The shareholder of the Company resolves, upon the a sale of the Shares in accordance with clause 10 –Enforcement of the Share Pledge Agreement, to accept as future shareholder of the Company any person who intends to become legal owner of the shares pledged pursuant to clause 10 –Enforcement of the Share Pledge Agreement;

Signed on

    [Name Pledgor]